Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Third Quarter 2014 Results
SAN ANTONIO, Texas, October 28, 2014 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2014. Highlights include:

•	Production Services Segment generated record revenue of $145.2 million in the third quarter, up 10% from the prior quarter.

•	Well servicing rigs achieved a 101% utilization rate and an average hourly rate of $661.

•	Drilling rig utilization was 88% for the quarter and is currently 94%, with 44 of our 58 working rigs, or 76%, under term contracts.

•	Executed two additional multi-year term contracts for two 1,500 horsepower AC drilling rigs for delivery in the second half of 2015.

•	Amended and extended our revolving credit facility to increase borrowing capacity and reduce the interest rate, from which additional borrowings were used to redeem the remaining 9⅞% Senior Notes.

•	Made debt payments of $30 million during the quarter, partially funded by the net proceeds from the sale of our fishing and rental services (“F&R”) operations for $16.1 million.
Consolidated Financial Results
Revenues for the third quarter of 2014 were $273.3 million, up 5% from revenues of $259.8 million in the second quarter of 2014 (“the prior quarter”) and up 12% from revenues of $244.0 million in the third quarter of 2013 (“the year-earlier quarter”). The increase in revenues in the third quarter was primarily due to strong demand and higher utilization in our Production Services Segment.
Net income for the third quarter was $12.5 million, or $0.19 per diluted share, which includes an after-tax gain of $6.6 million from the sale of our F&R operations. Excluding the gain from the sale of our F&R operations and $0.7 million of impairment losses, Adjusted Diluted EPS(1) was $0.09 per share for the third quarter. This compares to the prior quarter's net loss of $0.3 million, or $0.01 per share, which includes an after-tax loss on extinguishment of debt of $9.3 million. Excluding the loss on extinguishment of debt, prior quarter Adjusted Diluted EPS was $0.14 per share.
Third quarter Adjusted EBITDA(2), which includes the $10.7 million pre-tax gain on the sale of our F&R operations, was $78.1 million, up 12% from $69.7 million in the prior quarter and up 31% from $59.4 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $128.1 million in the third quarter, a slight increase over the prior quarter and a 2% decrease from the year-earlier quarter. The sequential improvement was primarily due to an increase in average revenues per day in the U.S., partially offset by lower revenue from our Colombian operations which continued to be negatively impacted by client delays in well site preparation. Also, in the prior quarter, we recorded approximately $2.4 million in non-recurring revenue related to a scope-of-work agreement in Colombia.
Average drilling revenues per day in the third quarter were $25,481, down from $26,058 in the prior quarter and up from $25,325 in the year-earlier quarter. Drilling Services Segment margin(4) per day decreased to $7,810 in the third quarter as compared to $8,946 in the prior quarter. The decreases in both average revenues per day and margin per day were attributable to lower revenues per day in Colombia primarily due to the client delays in preparing well sites, as well as the scope-of-work benefit in the prior quarter. The decreases were partially offset by an increase in average revenues per day in the U.S. with the benefit of additional turnkey work as well as increases in dayrates on select contract renewals.

Currently, 58 rigs are earning revenues, of which 44 rigs, or 76%, are under term contracts. All eight of our drilling rigs in Colombia are currently working under term contracts that extend through the end of 2014.
Production Services Segment
Revenue for the Production Services Segment was $145.2 million in the third quarter, up 10% from the prior quarter and up 29% from the year-earlier quarter due to record revenue generated by all three business lines in the segment. Well servicing pricing was $661 per hour in the third quarter, up from $648 in the prior quarter and up from $628 in the year-earlier quarter. Well servicing rig utilization was 101% in the third quarter, compared to 101% in the prior quarter and up from 90% in the year-earlier quarter due to increased demand and the impact of more 24-hour work. Coiled tubing unit utilization increased to 56% in the third quarter, from 53% in both the prior quarter and year-earlier quarter.
Production Services Segment margin(3) as a percentage of revenue was 38% in the third quarter, flat with the prior quarter and up from 36% in the year-earlier quarter. In the fourth quarter, we are scheduled to deploy six new well servicing rigs, one new wireline unit and one new coiled tubing unit.
Comments from Our President and CEO
“Demand for our services was strong during the third quarter, particularly in our Production Services Segment, which generated record revenue,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “Wireline and Coiled Tubing Services led the improvement, while demand for our drilling services in the U.S. held steady and achieved modest margin gains. We expect operating results in Colombia to improve in the fourth quarter as all our rigs are now working and well site preparation delays are behind us.
“We continue to secure multi-year contracts for new-build drilling rigs as our clients focus on long-lateral horizontal wells. We now have five new-build 1,500 horsepower AC drilling rigs scheduled to be deployed to U.S. shale plays in 2015. We will continue to monitor market conditions as we balance our plans for further growth versus debt reduction.
"We made debt payments of $30 million in the third quarter and $45 million year to date. In October, we redeemed the remaining $125 million of our 9⅞% Senior Notes primarily using borrowings under our amended revolving credit facility. This completes the redemption of all $425 million of our 9⅞% Senior Notes which significantly reduces our interest expense for the company," continued Locke.
Fourth Quarter Guidance
In the fourth quarter of 2014, drilling rig utilization is expected to average between approximately 89% and 92%, based on a fleet of 62 rigs. Drilling Services Segment margin is expected to be approximately $8,400 to $8,700 per day.
Production Services Segment revenue in the fourth quarter is expected to be down approximately 5% to 7% as compared to the third quarter due to normal seasonality. Production Services Segment margin as a percentage of revenues is expected to be down approximately 1% to 2% as compared to the third quarter.
Liquidity
Working capital at September 30, 2014 was $152.4 million, up from $118.5 million at December 31, 2013. Our cash and cash equivalents were $26.4 million, down from $27.4 million at year-end 2013.
The decrease in cash and cash equivalents during the nine months ended September 30, 2014 is primarily due to $120.7 million used for purchases of property and equipment and $57.4 million of cash used in our financing activities, which were mostly offset by $154.9 million of cash provided by operating activities, $15.1 million of proceeds from the sale of our F&R operations and $7.2 million of proceeds from the sale of assets.
On September 22, we amended our existing revolving credit facility, which provides for a $350 million, senior secured revolving credit facility. This represents an increase of $100 million in total potential borrowing capacity over the previous facility. The new agreement extends the maturity date to September 22, 2019 and provides a lower interest rate. After the redemption of the remaining 9⅞% Senior Notes in October, we currently have $160 million outstanding and $14.0 million in committed letters of credit under our amended $350 million revolving credit facility.

Capital Expenditures
Cash capital expenditures in the third quarter were $46.2 million, including capitalized interest. We estimate that our total cash capital expenditures for 2014 will be at the low end of our previous guidance of $185 million to $200 million. The total 2014 capital expenditure budget includes partial payments for five 1,500 horsepower AC drilling rigs, eleven well servicing rigs, six wireline units, four coiled tubing units, upgrades to certain drilling rigs and routine capital expenditures. In addition, the 2014 capital expenditure budget includes down payments for certain equipment that will be delivered in 2015, but requires long lead-time orders.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the conference call, dial (201) 689-8349 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until November 4. To access the replay, dial (201) 612-7415 and enter the pass code 13592742.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, changes in technology and improvements in our competitors' equipment, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of any future acquisition, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, in our Annual Report on Form 10-K for the year ended December 31, 2013, or in our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted Diluted EPS represents adjusted net income (loss)(5) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that Adjusted Diluted EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted Diluted EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Diluted EPS as reported to Adjusted Diluted EPS is included in the tables to this news release.

(2)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net loss as reported is included in the tables to this news release.

(3)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

(4)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(5)
Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment, gain on sale of business and impairment charges and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Adjusted net income (loss) to net loss as reported is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013

Revenues:
Drilling services	$128,117	$131,033	$127,553	$373,627	$402,357
Production services	145,150	112,946	132,259	398,486	319,646
Total revenues	273,267	243,979	259,812	772,113	722,003

Costs and expenses:
Drilling services	88,848	89,350	83,762	248,948	267,630
Production services	90,250	72,115	82,505	250,507	203,184
Depreciation and amortization	46,081	47,414	45,791	137,398	141,047
General and administrative	26,613	23,691	25,276	76,372	70,350
Gain on sale of fishing and rental services operations	(10,702)	—	—	(10,702)	—
Bad debt expense	19	35	561	456	453
Impairment charges	678	9,504	—	678	54,292
Total costs and expenses	241,787	242,109	237,895	703,657	736,956
Income (loss) from operations	31,480	1,870	21,917	68,456	(14,953)

Other (expense) income:
Interest expense	(8,969)	(12,324)	(10,728)	(32,085)	(36,117)
Loss on extinguishment of debt	—	—	(14,595)	(22,482)	—
Other	(131)	610	2,017	4,560	(1,460)
Total other expense	(9,100)	(11,714)	(23,306)	(50,007)	(37,577)

Income (loss) before income taxes	22,380	(9,844)	(1,389)	18,449	(52,530)
Income tax (expense) benefit	(9,927)	3,614	1,070	(8,894)	19,113
Net income (loss)	$12,453	$(6,230)	$(319)	$9,555	$(33,417)

Income (loss) per common share:
Basic	$0.20	$(0.10)	$(0.01)	$0.15	$(0.54)
Diluted	$0.19	$(0.10)	$(0.01)	$0.15	$(0.54)

Weighted-average number of shares outstanding:
Basic	63,451	62,325	62,877	62,960	62,158
Diluted	65,876	62,325	62,877	65,167	62,158

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,439	$27,385
Receivables, net of allowance for doubtful accounts	208,312	176,360
Deferred income taxes	38,472	13,092
Inventory	14,327	13,232
Prepaid expenses and other current assets	6,283	9,311
Total current assets	293,833	239,380

Net property and equipment	926,391	937,657
Intangible assets, net of accumulated amortization	26,291	32,269
Noncurrent deferred income taxes	3,450	1,156
Other long-term assets	14,792	19,161
Total assets	$1,264,757	$1,229,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,168	$43,718
Current portion of long-term debt	3,672	2,847
Deferred revenues	3,244	699
Accrued expenses	68,395	73,569
Total current liabilities	141,479	120,833

Long-term debt, less current portion	460,060	499,666
Noncurrent deferred income taxes	117,674	84,636
Other long-term liabilities	4,669	6,055
Total liabilities	723,882	711,190
Total shareholders’ equity	540,875	518,433
Total liabilities and shareholders’ equity	$1,264,757	$1,229,623

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2014	2013

Cash flows from operating activities:
Net income (loss)	$9,555	$(33,417)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,398	141,047
Allowance for doubtful accounts	408	534
Gain on dispositions of property and equipment	(1,589)	(865)
Stock-based compensation expense	5,761	4,692
Amortization of debt issuance costs, discount and premium	2,193	2,309
Gain on sale of fishing and rental services operations	(10,702)	—
Loss on extinguishment of debt	22,482	—
Impairment charges	678	54,292
Deferred income taxes	5,395	(21,153)
Change in other long-term assets	8,247	(5,554)
Change in other long-term liabilities	(1,385)	(1,306)
Changes in current assets and liabilities	(23,511)	(30,504)
Net cash provided by operating activities	154,930	110,075

Cash flows from investing activities:
Purchases of property and equipment	(120,738)	(137,945)
Proceeds from sale of fishing and rental services operations	15,090	—
Proceeds from sale of property and equipment	7,197	6,898
Net cash used in investing activities	(98,451)	(131,047)

Cash flows from financing activities:
Debt repayments	(360,019)	(25,868)
Proceeds from issuance of debt	320,000	40,000
Debt issuance costs	(9,173)	(13)
Tender premium costs	(15,381)	—
Proceeds from exercise of options	8,280	833
Purchase of treasury stock	(1,132)	(628)
Net cash provided by (used in) financing activities	(57,425)	14,324

Net decrease in cash and cash equivalents	(946)	(6,648)
Beginning cash and cash equivalents	27,385	23,733
Ending cash and cash equivalents	$26,439	$17,085

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Revenues	$128,117	$131,033	$127,553	$373,627	$402,357
Operating costs	88,848	89,350	83,762	248,948	267,630
Drilling Services Segment margin (1)	$39,269	$41,683	$43,791	$124,679	$134,727

Average number of drilling rigs	62.0	70.0	62.0	62.0	70.3
Utilization rate	88%	80%	87%	86%	84%
Revenue days	5,028	5,174	4,895	14,554	16,050

Average revenues per day	$25,481	$25,325	$26,058	$25,672	$25,069
Average operating costs per day	17,671	17,269	17,112	17,105	16,675
Drilling Services Segment margin per day (2)	$7,810	$8,056	$8,946	$8,567	$8,394

Production Services Segment:
Revenues	$145,150	$112,946	$132,259	$398,486	$319,646
Operating costs	90,250	72,115	82,505	250,507	203,184
Production Services Segment margin (1)	$54,900	$40,831	$49,754	$147,979	$116,462

Combined:
Revenues	$273,267	$243,979	$259,812	$772,113	$722,003
Operating Costs	179,098	161,465	166,267	499,455	470,814
Combined margin	$94,169	$82,514	$93,545	$272,658	$251,189

Adjusted EBITDA (3)	$78,108	$59,398	$69,725	$211,092	$178,926

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013

Combined margin	$94,169	$82,514	$93,545	$272,658	$251,189

General and administrative	(26,613)	(23,691)	(25,276)	(76,372)	(70,350)
Gain on sale of fishing and rental services operations	10,702	—	—	10,702	—
Bad debt expense	(19)	(35)	(561)	(456)	(453)
Other income (expense)	(131)	610	2,017	4,560	(1,460)
Adjusted EBITDA (3)	78,108	59,398	69,725	211,092	178,926

Depreciation and amortization	(46,081)	(47,414)	(45,791)	(137,398)	(141,047)
Impairment charges	(678)	(9,504)	—	(678)	(54,292)
Interest expense	(8,969)	(12,324)	(10,728)	(32,085)	(36,117)
Loss on extinguishment of debt	—	—	(14,595)	(22,482)	—
Income tax (expense) benefit	(9,927)	3,614	1,070	(8,894)	19,113
Net income (loss)	$12,453	$(6,230)	$(319)	$9,555	$(33,417)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,	June 30,
	2014	2014

Net income (loss) as reported	$12,453	$(319)
Gain on sale of fishing and rental services operations	(10,702)	—
Loss on extinguishment of debt	—	14,595
Impairment charges	678	—
Tax benefit (expense) related to adjustments	3,811	(5,342)
Adjusted net income (4)	6,240	8,934

Basic weighted average number of shares outstanding, as reported	63,451	62,877
Effect of dilutive securities	2,425	2,465
Diluted weighted average number of shares outstanding, as adjusted	65,876	65,342

Adjusted diluted EPS (5)	$0.09	$0.14

Diluted EPS as reported	$0.19	$(0.01)

(4)Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment, gain on sale of business and impairment charges and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(5)Adjusted Diluted EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that Adjusted Diluted EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted Diluted EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Diluted EPS as reported to Adjusted Diluted EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Routine and tubulars	$12,484	$7,978	$11,774	$33,027	$27,767
Discretionary	3,850	7,181	6,076	19,798	29,244
Fleet additions	11,813	311	3,575	15,541	41,265
	28,147	15,470	21,425	68,366	98,276
Production Services Segment:
Routine	3,914	5,941	9,306	18,609	17,917
Discretionary	7,136	3,503	3,148	16,138	17,065
Fleet additions	6,974	852	9,014	17,625	4,687
	18,024	10,296	21,468	52,372	39,669
Net cash used for purchases of property and equipment	46,171	25,766	42,893	120,738	137,945
Net effect of accruals	6,494	1,669	(1,897)	9,840	(35,800)
Total capital expenditures	$52,665	$27,435	$40,996	$130,578	$102,145

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	4	2	6
1000 HP	12	9	21
1200 to 2000 HP	6	28	34
Total	23	39	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	10	6	16
14,000 to 25,000 feet	10	31	41
Total	23	39	62

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			103
600 HP			10
Total			113

Wireline units			123

Coiled tubing units			16